Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE

PATRIOT COAL PRESIDENT & CEO HIGHLIGHTS ACCOMPLISHMENTS AND OUTLOOK
AT ANNUAL MEETING OF STOCKHOLDERS

ST. LOUIS, May 12 – Patriot Coal Corporation (NYSE: PCX) President & Chief Executive Officer Richard M. Whiting told stockholders today that Patriot has a very bright future and is poised to participate in the strong coal markets and record coal prices.

Whiting highlighted the company’s activities in 2007, as it prepared for the spin-off from Peabody Energy, established a strong management team and Board of Directors to lead Patriot forward, and completed the steps necessary to transition into an independent public company.  At the operating level, the company achieved record safety performance in 2007, ending the year with a rate of 4.0 incidents per 200,000 man-hours, significantly below the national average of 6.98.

“Looking forward, as a new company, we have developed a vision that we believe will lead Patriot to be a great company.  We intend to achieve an industry-leading position by managing our company well, running our operations in a safe, low-cost & efficient manner, executing favorable sales & trading transactions, and maintaining a conservative financial stance.  By running our business with these key principles in mind, we believe we can create significant shareholder value,” said Whiting.

Whiting discussed the robust coal markets, and why the strong markets have created such an ideal time for the spin-off.  The imbalance in global supply and demand of coal is unprecedented.  China and India, in particular, are major causes of the imbalance.  As China and India increase their standards of living, they are using more coal – for electricity and for steelmaking.

“If China and India would increase their per capita electricity consumption to 7,000 kWh, which is about the midpoint between Russia’s and Japan’s rates, assuming 75% of the electricity is coal-fired, additional coal consumption would approximate 4 billion annual tonnes,” continued Whiting.  “Moreover, driven by China’s 225% increase in steel production since 2001, worldwide steel production has increased 65% during that same time period, after years of flat production growth.”

The global supply/demand dynamics have resulted in record-high coal prices.  Since May of last year, Appalachian thermal coal pricing has increased over 100%, and metallurgical coal pricing has risen over 200%.  The company believes that market fundamentals are setting the stage for a sustained re-basing of all energy prices, including coal, well above historical levels.

Whiting also highlighted the company’s proposed acquisition of Magnum Coal Company.  “Together, we will benefit from economies of size, scale and scope.  We will further diversify our production and asset base.  And, we will be able to better optimize our mining operations and coal sales portfolios.”

With the enhanced production and commercial opportunities Patriot sees in 2008, Whiting reiterated the company’s 2008 guidance, which shows significant improvements over 2007.  Excluding the effects of the Magnum acquisition, for 2008, the company anticipates sales volumes in the range of 23.0 to 25.0 million tons, EBITDA between $115 and $145 million, and earnings per share in the range of $0.95 to $1.30.

About Patriot Coal

Patriot Coal Corporation (the “Company”) is a leading producer and marketer of coal in the eastern United States, with ten Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin.  The Company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.3 billion tons of proven and probable coal reserves.  The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Important Information for Stockholders

The Company will file a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the proposed issuance of Company common stock in the transaction with Magnum.  Investors and stockholders are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed issuance.  Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with the SEC by the Company are available free of charge by contacting investor relations by phone at
314-275-3680, in writing to Janine A. Orf, Director of Investor Relations, or by email to jorf@patriotcoal.com.  The final proxy statement/prospectus will be mailed to stockholders.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company, Magnum and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed issuance.  Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008 and in the proxy statement for the Company’s 2008 annual meeting of stockholders filed by the Company with the SEC on April 7, 2008.  Additional information regarding the potential participants in the proxy solicitation and information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations.  We do not undertake to update our forward-looking statements.  Factors that could affect our results include, but are not limited to: failure to obtain Company stockholder approval of the proposed issuance of shares in connection with the Magnum transaction; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; availability and cost of financing; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources.  The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and 8-K reports.

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